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                                                                     EXHIBIT 5.1

                                JAMES J. MULLIGAN
                                 ATTORNEY AT LAW
                               812 TIMBERLAKE COURT              (937) 298-2226
                                DAYTON, OHIO 45429                    FAX: SAME





                               September 17, 2002



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington DC 20549

Gentlemen:

         As counsel, I have assisted SunLink Health Systems, Inc., an Ohio corporation ("SunLink"), in connection with the preparation and filing of SunLink's Registration Statement on Form S-8 relating to the offering and sale of up to 810,000 of its Common Shares, without par value, pursuant to its 2001 Long Term Stock Option Plan (the "Plan").

         Please be advised that I have examined such proceedings and records of SunLink and have made investigation of such other matters as in my judgment permits me to render an informed opinion on the matters set forth herein. Based upon the foregoing, it is my opinion that:

                  (i) SunLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full power to issue and sell its Common Shares pursuant to the Plan; and

                  (ii) Common Shares of SunLink issued or sold by SunLink pursuant to the Plan have been duly authorized and, when issued or sold and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     I consent to the use of this opinion as an exhibit to SunLink's Registration Statement on Form S-8 with respect to the Plan and the Common Shares issued thereunder.

                                Very truly yours,

                              /s/ James J. Mulligan